Exhibit 10.18

AMENDMENT NO. 1 TO THE

TOYS “R” US HOLDINGS, INC.

2005 MANAGEMENT EQUITY PLAN

This Amendment No. 1 (this “Amendment”) to the Toys “R” Us Holdings, Inc. 2005 Management Equity Plan (the “Plan”) shall become effective as of February 6, 2006, concurrent with its adoption by the board of directors of Toys “R” Us Holdings, Inc. (the “Company”) on such date. Capitalized terms used but not otherwise defined in this Amendment have the meanings given to such terms in the Plan.

1.	Amendment of Article II. Article II of the Plan is hereby amended by deleting the definition of the term “Applicable Amount”.

2.	Amendment of Section 4.2(b). Section 4.2(b) of the Plan is hereby amended by replacing the reference to “20%” in each of subparagraphs 4.2(b)(i) and 4.2(b)(ii) with “15%”.

3.	Amendment of Section 4.2(c). Section 4.2(c) of the Plan is hereby amended by replacing the reference to “25%” in each of subparagraphs 4.2(c)(i) and 4.2(c)(ii) with “20%”.

4.	Amendment of Section 9.4. Section 9.4 of the Plan is hereby amended by replacing the first sentence thereof in its entirety with the following sentence:

“Unless otherwise specified in an Award Agreement if a Participant is no longer employed by the Company or any of its Subsidiaries as a result of such Participant’s resignation (for any reason other than Retirement), then on or after the Termination Date, the Company may elect to purchase all or any portion of the Award Stock issued or issuable to such Participant at a price per share equal to the Fair Market Value thereof, in each case as determined as of a date determined by the Board that is the anticipated date of the Repurchase Closing (as defined in Section 9.6 below).”

5.	Continuing Force and Effect. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.

* * *